EXHIBIT 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER EARNINGS

August 1, 2003

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.0 million for the quarter ended June 30, 2003 compared to $710,000 for the quarter ended June 30, 2002. For the six months ended June 30, 2003, First PacTrust Bancorp reported net income of $2.0 million, an increase of $829,000 or 70.6% compared to net income of $1.2 million for the six months ended June 30, 2002. First PacTrust Bancorp reported basic and diluted earnings per share of $.41 for the six months ended June 30, 2003 and $.21 for the quarter ended June 30, 2003. First PacTrust Bancorp, Inc. completed its initial public offering on August 22, 2002 and therefore, no comparable earnings per share data is available for the same period in the prior year.

Net interest income before provision for loan losses increased 41.5% to $4.7 million for the quarter ended June 30, 2003 as compared to $3.3 million for the comparable quarter in the prior year. Total interest income increased $1.5 million to $6.9 million as compared to $5.3 million over the prior year’s quarter, reflecting continued loan growth, partially offset by a decrease in average yields. Interest expense increased $163,000 to $2.2 million for the quarter ended June 30, 2003 from $2.0 million for the quarter ended June 30, 2002 reflecting increased FHLB advances used to fund loan growth, offset by lower interest rates.

During the second quarter of 2003, a $300,000 provision for loan losses was made compared to $274,000 in the same period of the prior year. For six months ended June 30, 2003, the provision for loan losses was $628,000 compared to $439,000 in 2002. The allowance for loan losses was $3.6 million or .73% of total loans at June 30, 2003 compared to $2.2 million or .78% of total loans at June 30, 2002, or $3.0 million or .74% of total loans at December 31, 2002.

During the second quarter of 2003, net interest income after provision for loan losses was $4.4 million, a 44.4% increase compared to $3.0 million for the second quarter of the prior year.

Noninterest income increased to $326,000 or 26.9% for the current quarter from $257,000 in the prior year quarter primarily as a result of increased fees and service charges.

Noninterest expense increased $781,000 to $2.9 million for the second quarter of 2003 from $2.1 million over the prior year’s quarter. The increase primarily resulted from an increase in salaries and employee benefits related to the establishment of the ESOP plan in third quarter of 2002, the establishment of the MRP stock award plan in the second quarter of 2003 and the hiring of additional personnel to staff the Rancho Bernardo branch facility opened in July of 2003.

Total assets increased by $72.3 million, or 15.7%, to $532.2 million at June 30, 2003 from $459.9 million at December 31, 2002. Loans receivable increased to $489.9 million at June 30, 2003 up 21.4% from $403.7 million at December 31, 2002. This resulted from increased loan originations in real estate lending, primarily on single-family residences. The increase in loans was financed primarily by an increase in deposits of $46.3 million and advances from the Federal Home Loan Bank of $27.4 million.

Stockholders’ equity decreased $2.3 million to $86.6 million at June 30, 2003 from $88.9 million at December 31, 2002, resulting primarily from the purchase of 211,600 shares of treasury stock for $4.0 million and the payment of dividends of $550,000. These items were partially offset by net income of $2.0 million and ESOP and stock awards earned totaling $454,000.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$6,861	$5,332	$13,193	$10,256
Total interest expense	2,200	2,037	4,227	4,027

Net interest income	4,661	3,295	8,966	6,229
Provision for loan losses	300	274	628	439

Net interest income after provision for loan losses	4,361	3,021	8,338	5,790
Noninterest income	326	257	564	489
Noninterest expense	2,856	2,075	5,406	4,315

Income before taxes	1,831	1,203	3,496	1,964
Income tax provision	785	493	1,493	790

Net income	$1,046	$710	$2,003	$1,174

Earnings per share
Basic and diluted	$.21	N/A	$.41	N/A

	June 30, 2003	December 31, 2002
	(In thousands)
Selected Financial Condition Data
Total assets	$532,198	$459,917
Cash and cash equivalents	12,940	11,506
Loans receivable, net	489,939	403,732
Securities available for sale	14,631	18,733
Deposits	326,026	279,714
Advances from Federal Home Loan Bank	117,500	90,100
Stockholders’ equity	86,630	88,881

	Six months ended June 30,		Three months ended June 30,
Selected Financial Ratios (1)	2003	2002	2003	2002
Return on average assets	.80%	.64%	.80%	.72%
Return on average equity	4.53	7.97	4.69	9.51
General and administrative expenses to average assets	2.15	2.37	2.19	2.11
Efficiency ratio (2)	56.73	64.23	57.27	58.42
Net interest margin	3.77	3.68	3.67	3.60

	As of June 30, 2003	As of June 30, 2002
Non-performing assets to total assets (3)	.06%	.21%
Book value per common share (4)	$18.34	N/A

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.

(3)	Non-performing assets consists of loans greater than 90 days delinquent and real estate owned, if applicable.

(4)	Represents total equity divided by total shares outstanding, excluding unearned ESOP shares and unearned MRP stock awards.